EXHIBIT 1.2

Midtown Partners & Co., LLC 4218 West Linebaugh Avenue Tampa, FL 33624 Phone: 813.885.5744 ♦ Fax: 813.885.5911

April 7, 2010

CONFIDENTIAL

Generex Biotechnology Corporation
33 Harbour Square
Suite 202
Toronto, ON M5J 2G2
CANADA
Attention:	Mark A. Fletcher,
Executive Vice-President

Re:	Amendment to Letter Agreement dated June 8, 2009 (as amended by agreements dated August 5, August 18, 2009 and September 11, 2009)

Dear Sirs:

Reference is hereby made to a letter agreement by and between Midtown Partners & Co., LLC (“Midtown”) and Generex Biotechnology Corporation (“Generex”, collectively the “Parties”) dated June 8, 2009 as amended by agreements dated August 5, August 18, 2009 and September 11, 2009 (the “Agreement”).

The Parties hereby agree that the Agreement is hereby amended as follows:

1.
The term “Offering”, as used in the Agreement, shall include the proposed registered direct offering (the “Seaside RDO”) by the Company of up to 49,455,130 shares of the Company’s common stock (the “Offered Stock”) to Seaside 88, LP pursuant to the Company’s Registration Statement on Form S-3, registration number 333-164591, declared effective by the U.S. Securities and Exchange Commission on February 9, 2010 (the “2010 Registration Statement”) and any supplements thereto.  The term “Securities”, as used in the Agreement, shall include the Offered Stock.

2.
The references in paragraph 2(c) of the Agreement to the Registration Statement on Form S-3, registration number 333-139637, shall be replaced by references to the 2010 Registration Statement (and the prospectus supplement(s) to be filed thereunder in respect of the Seaside RDO).

3.	The Parties hereby agree to extend the Term, as defined in Section 5 of the Agreement, through April 30, 2010.

4.
Inasmuch as the legal counsel for Midtown has provided certain ancillary legal services to Generex in connection with this Offering, such as the preparation and filing of the base prospectus with FINRA, which legal services t in the past had been provided by legal counsel to Generex, Section 5 of the September 11, 2009 amendment is hereby further amended to provide that Generex will pay up to $10,000 of the legal expenses incurred by Midtown in connection with the Offering.

5.
The Agreement, as amended by this Amendment, contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth therein or herein.  This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.  This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding with respect to the proposed amendment to the Agreement, please so confirm by signing and returning one copy of this letter.

MIDTOWN PARTNERS & CO., LLC

By:	/s/ Bruce Jordan	Date: April 7,2010
Bruce Jordan, President

GENEREX BIOTECHNOLOGY CORPORATION

By:	/s/ Anna E. Gluskin	Date: April 7,2010
Anna E. Gluskin, President & CEO

By:	/s/ Rose C. Perri	Date: April 7, 2010
Rose C. Perri, Chief Financial Officer